Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-167021) on Form S-3, and the registration statements (No. 333-167731, No. 333-145008, No. 333-118288, and No. 333-72556) on Form S-8 of Ducommun Incorporated of our report dated September 2, 2010, with respect to the consolidated balance sheets of LaBarge, Inc. as of June 27, 2010 and June 28, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 27, 2010, and the effectiveness of internal control over financial reporting as of June 27, 2010, which report appears in the Form 8-K/A of Ducommun Incorporated dated September 2, 2011.

St. Louis, Missouri

August 30, 2011